Exhibit 99.1

Third Quarter 2025 - Earnings Release and Dividend Declaration

FOR IMMEDIATE RELEASE

From: Heather H. Almond

Uwharrie Capital Corp

704-983-6181

Date: October 29, 2025

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank (the “Bank”), reported consolidated total assets of $1.22 billion at September 30, 2025, versus $1.13 billion at December 31, 2024.

Net income for the nine-month period ended September 30, 2025, was $8.3 million versus $7.6 million for the same period in 2024. For the nine months ended September 30, 2025, net income available to common shareholders was $7.8 million, or $1.08 per share, compared to $7.2 million, or $0.97 per share, for the nine months ended September 30, 2024. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Bank.

Net income for the three-month period ended September 30, 2025, was $2.9 million versus $3.0 million for the same period in 2024. For the three months ended September 30, 2025, net income available to common shareholders was $2.7 million, or $0.38 per share, compared to $2.9 million, or $0.39 per share, for the three months ended September 30, 2024.

Additionally, the Board of Directors has declared a 3% stock dividend to be paid to common stock shareholders on December 1, 2025. Current and prior year earnings per share reported above have been adjusted retroactively for the 3% stock dividend.

Shareholders of Uwharrie Capital Corp, as of the record date November 10, 2025, will receive the dividend, which will be paid electronically via book-entry. No stock certificates will be issued. Shareholders will receive a statement indicating the new shares gained. If the stock is held in a brokerage account, shares will be electronically delivered directly to the appropriate account. Only whole shares of stock will be issued. If applicable, a check for payment of a fractional share may also be issued or deposited electronically.

Contact Heather Almond, Chief Financial Officer at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.